EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-178840, No. 333-130763 and No. 333-91192) on Form S-8, Registration Statements (No. 333-192856, No. 333-191269, and No. 333-169540) on Form S-3, and Registration Statement (No. 333-218901) on Form S-1 of The LGL Group, Inc. of our report dated March 22, 2018, relating to our audit of the consolidated financial statements as of December 31, 2017 and 2016 and for the years then ended, which appear in this Annual Report on Form 10-K of The LGL Group, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Orlando, Florida

March 22, 2018